Service Office:
[One Sun Life Executive Park
Wellesley Hills, MA  02481
877-750-8683]

Home Office:
[60 East 42nd Street
Suite 1115
New York, NY 10165]

SUN LIFE INSURANCE AND ANNUITY COMPANY OF
NEW YORK

[Sun Protector VUL], a Flexible Premium Variable Universal Life Insurance Policy
Insured - [John Doe]
Policy Number - [VL0000001]

We, Sun Life Insurance and Annuity Company of New York, agree, subject to the conditions and provisions of this Policy, to pay the Beneficiary such amounts as are due and payable upon receipt of Due Proof of the Insured’s death.  Until that time, We agree to provide You, as Owner, the other rights and benefits of this Policy.  These rights and benefits are subject to the provisions on the pages which follow.  This Policy is a legal contract between You and Us.

Signed at Wellesley Hills, Massachusetts, on the Issue Date. [[Missing Graphic Reference]] [Westley V. Thompson], [President] [Missing Graphic Reference] [ ] [Michael S. Bloom, Secretary]
To the extent any benefit, payment, or value under this Policy (including the Account Value, see Section 9, and the death benefit, see Section 8) is based on the investment experience of the Variable Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Variable Account and is not guaranteed as to fixed dollar amount.

Upon receipt of Due Proof, the Policy Proceeds are payable at the death of the Insured and while this Policy is in force.

This Policy does not participate in dividends.

Flexible Premiums are payable to the Insured’s Age 121 and while this Policy is in force.  See Section 7.

RIGHT TO RETURN POLICY.
Please read this Policy carefully.  If You are not satisfied with it, You may return it by delivering or mailing it to Us at [One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481], or to the sales representative through whom You purchased this Policy within 10 days (60 days if replacement is involved) from the date of receipt (the "Right to Return Policy Period").  This Policy will then be deemed void as though it had never been applied for.  You will receive a refund equal to all Premium payments less any Policy Debt.

VUL-2009 NY                                                                                                                                 Page

TABLE OF CONTENTS

SECTION
POLICY SPECIFICATIONS                                                                                                                          1

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES PER $1,000 OF NET AMOUNT AT RISK                                                                                                                          2

DEFINITIONS                                                                                                                          3

GENERAL PROVISIONS                                                                                                                          4

RIGHTS OF OWNERS AND BENEFICIARIES                                                                                                                          5

THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT                                                                                                                          6

PREMIUMS                                                                                                                          7

DEATH BENEFIT                                                                                                                          8

ACCOUNT VALUE                                                                                                                          9

POLICY BENEFITS                                                                                                                          10

RIDERS AND ENDORSEMENTS

APPLICATION

VUL-2009 NY                                                                                                                                 Page

1.  POLICY SPECIFICATIONS

Insured                                                                                     [John Doe]

Policy Number                                                                                     [VL0000001]

Issue Age, Sex                                                                                     [35, Male]

Class                                                                                     [Non Tobacco Preferred]

Specified Face Amount	[$250,000]
Supplemental Insurance Amount	[$50,000]
Total Face Amount	[$300,000]

Minimum Specified Face Amount	[$100,000]

Initial Premium (minimum amount required to begin coverage)	[$222]

Death Benefit Compliance Test	[Guideline Premium]

Planned Periodic Premium	[$1,500]

Billing Period	[Annual]

Issue Date	[March 1, 2009]

Policy Date	[March 1, 2009]

Currency	United States Dollars

Owner	[John Doe]

Beneficiary                                                                As stated in the Application unless subsequently changed

Death Benefit Option	[Option A: Total Face Amount]

Variable Account Name	Sun Life (N.Y.) Variable Account D

The planned periodic Premium shown above may be insufficient to continue coverage.  The period for which this Policy will remain in force depends on the amount and timing of Premiums paid, deductions for benefits and riders, changes in the Total Face Amount and death benefit option, Sub-Account performance, Policy loans, Partial Withdrawals and fees.  Additional amounts, either excess interest or reduced charges, which We may employ are not guaranteed.  We reserve the right to change said amounts which may require more premium to be paid than was illustrated or the Account Values may be less than those illustrated.

VUL-2009 NY                                                                                                                                 Page

1.  POLICY SPECIFICATIONS (continued)

[John Doe]                                                                                           [VL0000001]

Premium Expense Charge                                                                                                     [7.50]%

Monthly Expense Charge                                                                      $[10.00] in all Policy Months plus [.09] per                                                                                                       $1000 of Specified Face Amount in Policy                                                                                                       Years [1-20]

Mortality and Expense Risk Charge:

Percentage for Policy Years [1-10]                                                                                     [.60]% (annual rate)
[.0500]% (monthly rate)

Percentage for Policy Year [11] and thereafter                                                                                                [.20]% (annual rate)
[.01667]% (monthly rate)

Policy Loan Interest                                      Rate                                    [5.00]% (annual rate) during Policy Years [1-15]
[3.50]% (annual rate) in Policy Years [16] and after

Fixed Account

Guaranteed Interest Crediting Rate                                                                                               3% (0.008099% daily)

VUL-2009 NY                                                                                                                                 Page

1.  POLICY SPECIFICATIONS (continued)

[John Doe]                                                                                           [VL0000001]

Supplemental Benefit Rider(s):

[Accelerated Benefits Rider]

[Charitable Giving Benefit Rider

Charitable Gift Amount                                                                                                [$10,000]
Charitable Beneficiary                                                                                     [ABC Charity]]

[Loan Lapse Protection Rider]

[Surrender Charge Modification Rider

Rider Charge                                           $[0.05] per $1000 of Specified Face Amount during Policy Years [1]]

[No-Lapse Protection Endorsement

Elected No-Lapse Protection Period                                                                                     [5] Policy Years
Lapse Protection Interest Rate                                                                                     [7]% (annual rate)
Lapse Protection Monthly Expense Charge                                                                                     $[.10]
Lapse Protection Expense Charge                                                                           [8]%

Whether this Policy stays in force during the No-Lapse Protection Period is determined by the timing and amount of Premium payments, Partial Withdrawals, Policy loans and Policy changes. Based on the payment of the no-lapse charges, an additional lump sum payment may be required to keep the policy in force at the end of the Elected No-Lapse Protection Period.  You may contact Our Service Office for additional information.]

[No-Lapse Protection Rider

Elected No-Lapse Protection Period                                                                                     [5] Policy Years
Lapse Protection Interest Rate                                                                                     [7]% (annual rate)
Lapse Protection Monthly Expense Charge                                                                                     [$.10]
Lapse Protection Expense Charge                                                                           [8]%
Rider Charge                                                                $[0.20] per $1000 of Total Net Amount at Risk

Whether this Policy stays in force during the No-Lapse Protection Period is determined by the timing and amount of Premium payments, Partial Withdrawals, Policy loans and Policy changes. Based on the payment of the no-lapse charges, an additional lump sum payment may be required to keep the policy in force at the end of the Elected No-Lapse Protection Period.  You may contact Our Service Office for additional information.]

VUL-2009 NY                                                                                                                                 Page

1.  POLICY SPECIFICATIONS (continued)

[John Doe]                                                                          [VL0000001]

Surrender Charge on the Specified Face Amount on the Policy Date

Policy Year	Surrender Charge
[1	4,000
2	3,750
3	3,500
4	3,325
5	3,000
6	2,750
7	2,500
8	2,250
9	2,000
10	1,750
11	1,500
12	1,250
13	843
14	420
15	0]

VUL-2009 NY                                                                                                                                 Page

1.  POLICY SPECIFICATIONS (continued)

[John Doe]                                                                          [VL0000001]

Table of Death Benefit Percentages

ApplicableApplicable
AgePercentageAgePercentage

[20   250%60   130%
21   250%61   128%
22   250%62   126%
23   250%63   124%
24   250%64   122%
25   250%65   120%
26   250%66   119%
27   250%67   118%
28   250%68   117%
29   250%69   116%
30   250%70   115%
31   250%71   113%
32   250%72   111%
33   250%73   109%
34   250%74   107%
35   250%75   105%
36   250%76   105%
37   250%77   105%
38   250%78   105%
39   250%79   105%
40   250%80   105%
41   243%81   105%
42   236%82   105%
43   229%83   105%
44   222%84   105%
45   215%85   105%
46   209%86   105%
47   203%87   105%
48   197%88   105%
49   191%89   105%
50   185%90   105%
51   178%91   104%
52   171%92   103%
53   164%93   102%
54   157%94   101%
55   150%95 and after   100%]
56               146%
57               142%
58               138%
59               134%

VUL-2009 NY                                                                                                                                 Page

2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES PER $1,000 OF NET AMOUNT AT RISK FOR TOTAL FACE AMOUNT

[John Doe]                                                                                [VL0000001]

Policy Year	Monthly Rate	Policy Year	Monthly Rate
[1	$0.09084	44	$4.55818
2	0.09584	45	5.09836
3	0.10001	46	5.68800
4	0.10751	47	6.36020
5	0.11418	48	7.06118
6	0.12168	49	7.81815
7	0.13168	50	8.65764
8	0.14419	51	9.59706
9	0.15836	52	10.64036
10	0.17503	53	11.78220
11	0.19420	54	13.00872
12	0.21255	55	14.30594
13	0.23255	56	15.66322
14	0.24423	57	16.94312
15	0.25757	58	18.28068
16	0.27674	59	19.69542
17	0.29926	60	21.19403
18	0.33011	61	22.77289
19	0.36347	62	24.22200
20	0.40600	63	25.77166
21	0.45854	64	27.43069
22	0.51193	65	29.20718]
23	0.56949
24	0.61872
25	0.67546
26	0.74389
27	0.82735
28	0.92920
29	1.04359
30	1.16385
31	1.29083
32	1.41951
33	1.54990
34	1.69035
35	1.83586
36	2.01237
37	2.20987
38	2.46942
39	2.74334
40	3.03166
41	3.34700
42	3.69107
43	4.09083

BASIS OF VALUES:
Commissioners' 2001 Standard Ordinary Tables, Age Nearest Birthday, Smoker and Nonsmoker, Male and Female Tables and interest at 3%.

VUL-2009 NY                                                                                                                                 Page

[2A. TABLE OF LAPSE PROTECTION MONTHLY COST OF INSURANCE RATES
PER $1000 OF NET AMOUNT AT RISK

[John Doe]                                                                                [VL0000001]

Policy Year	Monthly Rate	Policy Year	Monthly Rate
[1	$0.00001	34	$0.24681
2	0.00004	35	0.29096
3	0.00009	36	0.34322
4	0.00018	37	0.40925
5	0.00028	38	0.48283
6	0.00040	39	0.57675
7	0.00057	40	0.68977
8	0.00077	41	0.82178
9	0.00104	42	0.97307
10	0.00135	43	1.14316
11	0.00175	44	1.33181
12	0.00223	45	1.54264
13	0.00280	46	1.78235
14	0.00348	47	2.05740
15	0.00428	48	2.37534
16	0.00568	49	2.74167
17	0.00754	50	3.15123
18	0.01009	51	3.60067
19	0.01341	52	4.08178
20	0.01776	53	4.59290
21	0.02202	54	5.12581
22	0.02707	55	5.68507
23	003292.	56	6.27073
24	0.03963	57	6.89123
25	0.04753	58	7.56261
26	0.05694	59	8.31322
27	0.06821	60+	9.22781]]
28	0.08204
29	0.09921
30	0.12027
31	0.14352
32	0.17469
33	0.20846

VUL-2009 NY                                                                                                                                 Page

3. DEFINITIONS

Account Value:  The sum of the amounts in the Sub-Accounts.

Anniversary:  The same day in each succeeding year as the day of the year corresponding to the Policy Date shown in Section 1.

Application:  Your Application for this Policy, a copy of which is attached hereto and incorporated herein.

Attained Age:  The Insured's Issue Age plus the number of completed Policy Years.

Beneficiary:  The person or entity entitled to receive the Policy Proceeds as they become due at the Insured’s death.

Cash Value:  The Account Value less any Surrender Charges.

Cash Surrender Value:  The Cash Value decreased by the balance of any outstanding Policy Debt.

Class:  The risk and underwriting classification of the Insured, as specified in Section 1.

Company:  Sun Life Insurance and Annuity Company of New York.

Due Proof:  Such evidence as We may reasonably require in order to establish that Policy Proceeds or any other benefits are due and payable.

Effective Date of Coverage:  Initially, the Investment Start Date; with respect to any increase in the Total Face Amount, the Anniversary that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

Fixed Account:  The portion of the Account Value funded by assets invested in the General Account.

Fund:  A mutual fund in which a Variable Sub-Account invests.

General Account:  The assets held by Us, other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

Initial Premium:  The Premium amount specified as such in Section 1.

Insured:  The person on whose life this Policy is issued.

Investment Start Date:  The date the first Premium is applied, which will be the later of the Issue Date, the Policy Date, or the Valuation Date We receive a Premium equal to or in excess of the Initial Premium.

Issue Age:  The Insured's age as of the Insured's birthday nearest the Policy Date shown in Section 1.

Issue Date:  The date We produce this Policy from Our systems. The Issue Date is specified in Section 1.

Monthly Anniversary Day:  The same day in each succeeding month as the day of the month corresponding to the Policy Date shown in Section 1.

Monthly Cost of Insurance:  An amount deducted from the Account Value on a monthly basis for the insurance coverage provided by this Policy, as specified in Section 9.

Monthly Deductions:  The total of the Monthly Cost of Insurance, Monthly Mortality and Expense Risk Charge, and Monthly Expense Charge.

Monthly Expense Charge:  An amount deducted from the Account Value on a monthly basis for administration and other expenses, as specified in Section 1.

Monthly Mortality and Expense Risk Charge:  The amount deducted from the Account Value in the Sub-Accounts for the mortality and expense risks borne by the Company, with the rate as specified in Section 1.

Net Premium:  Any Premium less the Premium Expense Charge.

Our Home Office:    Sun Life Insurance and Annuity Company of New York, [60 East 42nd Street, Suite 1115, New York, NY 10165].

Our Service Office:  Sun Life Insurance and Annuity Company of New York, [One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02481], or such other address as We may hereafter specify to You by written notice.

Owner:  The person, persons or entity entitled to the ownership rights stated in this Policy.

Partial Withdrawal:  A withdrawal of a portion of the Account Value as described in Section 10.

Policy:  This life insurance contract, including the Application, any supplemental applications, any riders, and any endorsements attached hereto.

Policy Date:  The date specified as such in Section 1.

Policy Debt:  The principal amount of any outstanding loan against this Policy, plus accrued but unpaid interest on such loan.

Policy Month:  A one-month period commencing on the Policy Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

Policy Proceeds:  The amount determined in accordance with the terms of this Policy which is payable at the death of the Insured.
Policy Year:  A one-year period commencing on the Policy Date or any Anniversary and ending on the next Anniversary.

Premium:  An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by this Policy.

Premium Expense Charge:  A charge deducted from each Premium to cover State and Federal tax obligations and for costs of issuance and administration.

Processing Date:  The first Valuation Date on or next following a Monthly Anniversary Day.

Specified Face Amount:  The amount of life insurance coverage, with the initial issued amount shown in Section 1.

Sub-Accounts:  Sub-Accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You, and the Fixed Account.

Supplemental Insurance Amount:  The amount of supplemental life insurance coverage, with the initial issued amount  shown in Section 1.

Total Face Amount:  The sum of the Specified Face Amount and the Supplemental Insurance Amount. The initial issued Total Face Amount is shown in Section 1.

Unit:  A unit of measurement that We use to calculate the value of each Variable Sub-Account.

Unit Value:  The value of each Unit of assets in a Variable Sub-Account.

Valuation Date:  Any day on which the New York Stock Exchange, We, and the relevant Fund are open for business.  A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission rule and/or regulation.

Valuation Period:  The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values.  We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

Variable Account:  A separate account of the Company, as shown in Section 1, consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the General Account of the Company.

Variable Sub-Accounts:  All Sub-Accounts except the Fixed Account.

We, Our, and Us:  We, Our, and Us refer to Sun Life Insurance and Annuity Company of New York.

You and Your:  You and Your refer to the owner of this Policy.

4.  GENERAL PROVISIONS

Entire Contract
Your entire contract with Us consists of this Policy, the Application, any supplemental Applications, any riders and any endorsements attached hereto.  All statements made in the Application or in a supplemental application are representations and not warranties.  We relied and will rely on these statements when approving the issuance of this Policy, increase in Face Amount, increase in Death Benefit over Premium paid, reinstatement, or change in Death Benefit Option of this Policy.  No statement can be used by Us in defense of a claim unless the statement was made in the signed Application or in a supplemental application.

Alteration
Sales representatives do not have the authority either to alter or to modify this Policy or to waive any of its provisions.  The only persons with this authority are Our president, actuary, secretary, or one of Our vice presidents.

Modification
Upon notice to You, We may modify this Policy if such modification (1) is necessary to make this Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of this Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes, or otherwise changes Sub-Accounts.  We also reserve the right to modify certain provisions of this Policy as stated in those provisions.  We may make an appropriate endorsement to this Policy to reflect any such modification.  We will obtain any necessary approvals for such modifications.

Assignments
During the lifetime of the Insured, You may assign all or some of Your rights under this Policy.  All Assignments must be received at Our Service Office and must be in written form satisfactory to Us.  The Assignment will then be effective as of the date You signed the form, subject to any action taken before We receive the Notice .  We are not responsible for the validity or legal effect of any Assignment.

Nonparticipating
This Policy does not pay dividends.

Misstatement of Age or Sex
If the age or sex of the Insured is stated incorrectly, the amounts payable by Us will be adjusted as follows:

Misstatement discovered at death:  The death benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex.

Misstatement discovered prior to death:  The Account Value will be recalculated from the Policy Date using the Monthly Cost of Insurance Rates based on the correct age or sex.

Suicide
If the Insured commits suicide within two years after the Issue Date of this Policy, We will not pay any part of the Policy Proceeds.  We will refund the Premiums paid, less the amount of any Policy Debt and less the amount of any Partial Withdrawals.

If the Insured commits suicide within two years after the effective date of an applied for increase in the Total Face Amount, then Our liability as to that increase will be the cost of insurance for that increase.

Incontestability
After this Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9.  However, any increase or change which is effective after the Issue Date will be incontestable only after such increase or change has been in force during the lifetime of the Insured for two years from the Effective Date of Coverage of such increase or change.  Further, any reinstatement will be incontestable after the reinstated Policy has been in force during the lifetime of the Insured for two years from the effective date of reinstatement.  Any contest will be based only on material misrepresentations made in the application.

Report to Owner
We will send You a report at least once each Policy Year.  The report will show the current Total Face Amount, Account Value, Cash Surrender Value, and Death Benefit. It will show Premiums paid and deductions made since the last report, and any other information required by the insurance regulatory official of the jurisdiction in which the Policy was delivered or issued for delivery.  It will also show the balance of any outstanding Policy Debt.  There is no charge for this report.

Illustrations
Upon request, We will provide You once each year, at no cost, an illustration of this Policy’s projected future Account Value and Death Benefit. We may charge a nominal fee, not to exceed $50, for additional illustrations requested after the first.

5.  RIGHTS OF OWNERS AND BENEFICIARIES

Rights of Owner
You have the sole and absolute power to exercise all rights and privileges under this Policy without the consent of any other person unless you provide otherwise by written notice.  While the Insured is alive, You may change the Owner and Beneficiary by written notice.  No change or revocation will take effect unless We receive such notice.  Subject to Our administrative rules, if such receipt occurs, then (1) a change of Beneficiary will take effect on the date the notice is signed, and (2) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed.  A change or revocation will take effect whether or not You or the Insured is alive on the date We receive such notice.  A change or revocation will be subject to the rights of any assignee of record with Us and subject to any payment made or other action taken by Us before We receive such notice.

When You transfer Your rights to a new Owner, You automatically revoke any prior contingent Owner designation.  When You want to change or revoke a prior Beneficiary designation, You have to specify that action.

Procedure
You do not need the consent of a Beneficiary or a contingent Owner in order to exercise any of Your rights, except that the designation of an irrevocable Beneficiary may not be changed or revoked without that Beneficiary’s consent. However, You must give Us written notice satisfactory to Us of the requested action.  Your request will then, unless You specify otherwise, be effective as of the date You signed the form, subject to any action taken before We receive such notice.

Rights of Beneficiary
The Beneficiary has no rights in this Policy until the death of the Insured.  If the Beneficiary is alive at that time, the Beneficiary will be entitled to payment of the Policy Proceeds as they become due.

If there is no surviving Beneficiary upon the death of the Insured, the Insured’s estate will be the Beneficiary.

6.  THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets.  Subject to any regulatory approvals, We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account.  The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses.  The portion of the assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct.  Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under this Policy, including the agreement to make all benefit payments, are Our general corporate obligations.

At Our election, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940.  It may be registered under the Investment Company Act of 1940 or de-registered in the event registration is no longer required.  In the event of any change in the operation of the Variable Account pursuant to this provision, We may make an appropriate endorsement to this Policy to reflect the change and take such other action as may be necessary and appropriate to effect the change.

Fixed Account
The Fixed Account represents the portion of the Account Value funded by assets invested in the General Account.  The guaranteed effective annual interest rate applicable to the Fixed Account is 3%.  Interest in excess of the guaranteed rate may be applied to the amount in the Fixed Account at such increased rates and in such manner as We may determine, based on Our expectations of future interest, mortality costs, persistency, expenses, and taxes.  Interest credited will be computed on a compound interest basis.

Variable Sub-Accounts
The assets of the Variable Account are divided into Variable Sub-Accounts.  Each Variable Sub-Account invests exclusively in a different investment Fund.  Income, gains and losses, whether or not realized, from the assets of each Variable Sub-Account are credited or charged against that Variable Sub-Account without regard to income, gains, or losses in other Variable Sub-Accounts of the Variable Account.  All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate.  Deductions and withdrawals from the Variable Sub-Accounts will, in effect, be made by redeeming the number of Fund shares at net Unit Value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times.  The assets of the Variable Account are valued at least as often as any Policy benefits vary, but at least monthly.

Addition, Deletion, or Substitution of Variable Sub-Accounts
We may decide to add Variable Sub-Accounts at any time.  Also, shares of any or all of the Funds may not always be available for purchase by the Variable Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate.  In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for Fund shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that, to the extent necessary, these substitutions have been approved by the Securities and Exchange Commission.  We also reserve the right to eliminate or combine existing Variable Sub-Accounts or to transfer assets between Variable Sub-Accounts.  In the event of a substitution or other act pursuant to this provision, We may make appropriate amendment to this Policy to reflect the substitution.  If You object to a material change in the Variable Sub-Accounts under this Policy, You will have the option of transferring the entire Account Value in the Variable Sub-Accounts to the Fixed Account.  This option must be exercised within 60 days after the effective date of the material change.

Transfers Between Variable Sub-Accounts
Subject to any limits that may be imposed by the Funds and as stated below, You may, at any time after the Right to Return Policy Period, transfer to another Variable Sub-Account or to the Fixed Account, all or a portion of the Account Value allocated to a Variable Sub-Account.  We will make transfers pursuant to an authorized request to Us.  While We do not anticipate imposing any charges for transfers within the Variable Sub-Accounts, We reserve the right to impose such a charge, not to exceed $15 per transfer, if more than 12 transfers occur in one Policy Year.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Variable Sub-Account's value from which the transfer will be made.  If You request a transfer based on a specified percentage of the Variable Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Variable Sub-Account's value at the time the request is received.  We reserve the right to limit the number of Variable Sub-Accounts to which You may allocate Your Account Value to not more than 20 Variable Sub-Accounts.

Transfer privileges are subject to Our consent.  We reserve the right to impose the following limitations on transfers:
1.      the minimum amount that may be transferred;
2..                the frequency of transfers; and
3.	the minimum amount that may remain in a Variable Sub-Account following a transfer from that Variable Sub-Account.

Transfers To and From the Fixed Account
We reserve the right to restrict amounts transferred to the Fixed Account from the Variable Sub-Accounts, except that:

1.
Once during each Policy Year, You may transfer to the Fixed Account 100% of the portion of the Account Value attributable to the Variable Sub-Accounts.  You may apply the Cash Surrender Value to purchase a guaranteed fixed paid-up benefit based on the mortality table stated in the Basis of Computation provision in Section 9 and 4% interest.

2.	During the first 18 months this Policy is in force, You may transfer to the Fixed Account 100% of the portion of the Account Value attributable to the Variable Sub-Accounts.

One transfer from the Fixed Account to the Variable Sub-Accounts is permitted in any Policy Year.  We reserve the right to restrict the amount transferred to the Variable Sub-Accounts from the Fixed Account to the greater of 25% of that portion of the Account Value attributable to the Fixed Account as of the end of the previous Policy Year and $5000.

7.  PREMIUMS

All Premium payments are payable to Us. The Initial Premium is due and payable as of the Issue Date of this Policy.  Subsequent Premiums may be paid to Us subject to the limitations described below.  All Premiums are to be paid to Us at Our Service Office.

Premium
No Premium payment may be less than $50 without Our consent, although We will accept any Premium payment if it is necessary to keep this Policy in force. We will not accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received unless We receive evidence of insurability.

We will not accept Premium payments that would cause the Policy to fail to qualify as life insurance under applicable tax law.  If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits, and will refund the remainder to You.  We will also not accept any Premium payments made after the Anniversary on which the Insured is Attained Age 121.

Premium Expense Charge
The Premium Expense Charge will be determined by Us from time to time based on Our expectations of future expenses and taxes. However, the Premium Expense Charge is guaranteed to not be greater than the charge shown in Section 1.

Allocation of Net Premium
Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You. For any Premium received during the Right to Return Policy Period, We will allocate the Net Premium to the Fixed Account.  At the end of the Right to Return Policy Period, the Account Value in the Fixed Account will be transferred to the Sub-Accounts in accordance with the allocation percentages specified by You.  The minimum allocation for any Sub-Account to which You choose to allocate Account Value is 1% of Net Premium and percentages must be in whole numbers.  If this Policy is in a grace period, the Net Premiums will first be applied to reduce any overdue Monthly Deductions.

You may change the allocation percentages at any time pursuant to an authorized request to Our Service Office. An allocation change will be effective as of the date We receive the request for that change.

Planned Periodic Premiums
While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our limits.  We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below.  However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits, and You may skip a planned payment or make unscheduled payments.  You may change Your planned payment schedule or the billing period, subject to Our approval.  The planned periodic Premium may not be sufficient to keep this Policy in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of this Policy.  We will suspend reminder notices at Your written request (except for notices in connection with the grace period).  We will notify You prior to suspending reminder notices.

8.  DEATH BENEFIT

Death Benefit Compliance Test
The Death Benefit compliance test is specified in Section 1. This test may not be changed to another test while this Policy is in force.

Death Benefit and Death Benefit Option
The death benefit depends upon the death benefit option in effect at that time.  The death benefit option in effect on the Issue Date is specified in Section 1.  The two options are:

Option A - Total Face Amount.  The death benefit is the greater of:
1.	the Total Face Amount; or
2.	the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

Option B - Total Face Amount plus Account Value.  The death benefit is the greater of:
1.	the Total Face Amount plus the Account Value; or
2.	the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

The death benefit will be determined based on the Total Face Amount and the Account Value in effect on the date of death. The actual Policy Proceeds payable on the death of the Insured will be the death benefit described above, decreased by the amount of any outstanding Policy Debt, unpaid charges and deductions, and increased by any amounts payable under any supplemental benefits.  Under certain circumstances, the Policy Proceeds may be adjusted (see “Incontestability”, “Misstatement of Age or Sex”, “Suicide” in Section 4 and “Grace Period” in Section 9).

Changes in Total Face Amount
After the first Policy Year, You may increase or decrease the Total Face Amount. You must send Your request for a change to Our Service Office in writing. The effective date for an increase in the Total Face Amount is the Anniversary that falls on or next follows the date We approve the supplemental application for such increase. The effective date for a decrease in the Total Face Amount is the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

Decreases in Total Face Amount
The Total Face Amount may not decrease to less than the Minimum Total Face Amount specified in Section 1.  A decrease in the Total Face Amount will be applied in the following order:

1.	first, to the most recent increase in Supplemental Insurance Amount:
2.	second, to the next most recent increases in Supplemental Insurance Amount, in reverse chronological order;
3.	third, to the initial Supplemental Insurance Amount;
4.	fourth, to the most recent increase in Specified Face Amount;
5.	fifth, to the next most recent increases in Specified Face Amount, in reverse chronological order;
6. finally, to the initial Specified Face Amount.

Increases in Total Face Amount
An increase in the Total Face Amount is subject to Our underwriting rules in effect at the time of the increase.  We will require evidence of the Insured's insurability.  We will not accept a request for an increase if the age of the Insured is greater than 80 at the next Anniversary following the request.

Changes in the Death Benefit Option
You may request a change in the death benefit option.  Changes in the death benefit option are subject to Our underwriting rules in effect at the time of change.  Requests for a change must be made in writing to Us.  You will be required to submit evidence of insurability on the Insured if, at the time of a Death Benefit Option change, the subsequent net amount at risk is increased.  Otherwise, a change in Death Benefit Option is not subject to evidence of insurability.  The effective date of the change will be the Anniversary on or next following the date We approve Your request.

If You change from death benefit option A to death benefit option B, a decrease equal to the Account Value on the effective date of the change will be applied as follows:

1.	first, to the initial Supplemental Insurance Amount;
2.	second, to the oldest increases in Supplemental Insurance Amount, in chronological order;
3.	third, to the most recent increase in Supplemental Insurance Amount;
4.	fourth, to the initial Specified Face Amount, up to the minimum Specified Face Amount shown in Section 1;
5.	fifth, to the oldest increases in Specified Face Amount, in chronological order; and
6.	finally to the most recent increase in Specified Face Amount.

If You change from death benefit option B to death benefit option A, an increase equal to the Account Value on the effective date of the change will be applied as follows:

1.	first, to increases which remain in force, beginning with the most recent Specified Face Amount or Supplemental Insurance Amount;
2.	second, to the initial Supplemental Insurance Amount if it remains in force; and
3.	finally. to the initial Specified Face Amount.

9.  ACCOUNT VALUE

Account Value
The Account Value is the sum of the amounts in each Sub-Account.  The Account Value varies depending upon the Net Premium, Mortality and Expense Risk Charges, Monthly Expense Charges, Monthly Cost of Insurance charges, Policy loans, loan repayments, Partial Withdrawals, fees and the Net Investment Factor for the Variable Sub-Accounts to which Your Account Value is allocated.  The method for calculating the Account Value in the Sub-Accounts is described below.

Variable Account Value
We measure the amounts in the Variable Sub-Accounts in terms of Units and Unit Values.  On any given date, the amount You have in a Variable Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Variable Sub-Account.  Amounts allocated to a Variable Sub-Account will be used to purchase Units of that Variable Sub-Account.  Units are redeemed when You make Partial Withdrawals, undertake Policy loans, transfer amounts from a Variable Sub-Account, and for the deductions of the Monthly Expense Charge, Monthly Mortality and Expense Risk Charge, fees, and the Monthly Costs of Insurance.  The number of Units of each Variable Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Variable Sub-Account.  The Unit Value for each Variable Sub-Account is established at $10.00 for the first Valuation Date of the Variable Sub-Account.  The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below).  The Unit Value of a Variable Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Service Office or any acceptable request is received at Our Service Office.  If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

Splitting Units
We reserve the right to split or combine the value of Units.  In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Policy.

Account Value in the Sub-Accounts
The Account Value attributable to each Sub-Account on the Investment Start Date equals:

1.	that portion of Net Premium received and allocated to the Sub-Account, less

2.	that portion of the Monthly Expense Charges due on the Policy Date and subsequent Monthly Anniversary Days through the Investment Start Date charged to the Sub-Account, less

3.	that portion of the Monthly Cost of Insurance deductions due from the Policy Date through the Investment Start Date charged to the Sub-Account, less

4.	that portion of the Mortality and Expense Risk Charge due from the Policy Date through the Investment Start Date charged to the Sub-Account.

The Account Value on subsequent Valuation Dates is equal to:

1.	the Account Value attributable to each Variable Sub-Account on the preceding Valuation Date, multiplied by that Sub-Account’s Net Investment Factor, plus

2.	the value of the Fixed Account on the preceding Valuation Date, accrued at interest, plus

3.	that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

4.	any amounts transferred by You to the Sub-Account from another Sub-Account during the current Valuation Period, less

5.	any amounts transferred by You from the Sub-Account to another Sub-Account during the current Valuation Period, less

6.	that portion of any Partial Withdrawals deducted from the Sub-Account during the current Valuation Period, plus

7.	any amounts transferred among the Sub-Accounts for a Policy loan, less

8.	that portion of any surrender charges associated with a decrease in the Specified Face Amount charged to the Sub-Account during the current Valuation Period, less

9.	if a Processing Date, that portion of the Monthly Deductions charged to the Sub-Account for the Policy Month.

Net Investment Factor
The Net Investment Factor for each Variable Sub-Account for any Valuation Period is the quotient of (1) divided by (2) where:

(1) is the net result of:

a.	the net asset value of a Fund share held in the Variable Sub-Account determined as of the end of the Valuation Period, plus

b.	the per share amount of any dividend or other distribution declared on Fund shares held in the Variable Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

c.
a per share credit or charge with respect to any taxes reserved for by Us, or paid by Us if not previously reserved for, during the Valuation Period which is determined by Us to be attributable to the operation of the Variable Sub-Account; and

(2)	is the net asset value of a Fund share held in the Variable Sub-Account determined as of the end of the preceding Valuation Period.

Mortality and Expense Risk Charge
The Mortality and Expense Risk Charge is a percentage of the Account Value attributable to the Variable Sub-Accounts at the beginning of a Valuation Date including any Premium payments to be allocated to the Variable Sub-Accounts which are received on such Valuation Date. The percentage is shown in Section 1. The Charge is imposed monthly. There will be no Mortality and Expense Risk Charge on and after the Anniversary on which the Insured is Attained Age 121.

Monthly Expense Charge
The Monthly Expense Charge is shown in Section 1. There will be no Monthly Expense Charge on and after the Anniversary on which the Insured is Attained Age 100.

Monthly Cost of Insurance
We deduct a Monthly Cost of Insurance from the Account Value to cover the cost of providing insurance coverage.

The Monthly Cost of Insurance equals the sum of (1), (2), and (3) where:

(1)	is the cost of insurance equal to the Monthly Cost of Insurance rate (described below) multiplied by the net amount at risk divided by 1,000;
(2)	is the monthly rider cost (as described in the riders) for any riders which are a part of this Policy; and
(3)	is any additional insurance charge calculated as specified in Section 1 and Section 2, if applicable, multiplied by the net amount at risk divided by 1,000.

The net amount at risk equals:

1.	the death benefit divided by 1.00247; less
2.	the Account Value on the Valuation Date prior to assessing the Monthly Expense Charge, the Monthly Mortality and Expense Risk Charge, and the Monthly Cost of Insurance deduction.

If there are increases in the Total Face Amount other than increases caused by changes in the death benefit option, the cost of insurance deductions described above are determined separately for the initial Specified Face Amount and Supplemental Insurance Amount, and each increase in the Specified Face Amount and Supplemental Insurance Amount.  In calculating the net amount at risk, the Account Value will first be allocated to the initial Specified Face Amount and then to the initial Supplemental Insurance Amount, and then to each increase in the Specified Face Amount and Supplemental Insurance Amount in the order in which the increases were made.

There will be no deduction for the Monthly Cost of Insurance on and after the Anniversary on which the Insured is Attained Age 100.

Monthly Cost of Insurance Rates
The Monthly Cost of Insurance rates (except for any such rate applicable to an increase in the Total Face Amount) are based on the length of time this Policy has been in force and the Insured’s sex, Issue Age, Class, and table rating, if any.

The Monthly Cost of Insurance rates applicable to each increase in the Total Face Amount are based on the length of time the increase has been in force and the Insured’s sex, Issue Age, Class, and table rating, if any.

We may change the Monthly Cost of Insurance rates but never in excess of those shown in the Table of Guaranteed Maximum Cost of Insurance Rates in Section 2.  We will not attempt to recoup prior losses. Any increase to the Monthly Cost of Insurance rates will be based on our expectations of future experience or pricing factors which include, but are not limited to, mortality costs, persistency, interest rates, expenses and taxes.

Directed Deductions
You may designate one or more Variable Sub-Accounts for the deduction of the Mortality and Expense Risk Charge, the Monthly Expense Charge, and the Monthly Cost of Insurance.  If You do not specify any Variable Sub-Accounts, then these charges will be allocated among the Variable Sub-Accounts in proportion to the amounts in the Variable Sub-Accounts in excess of the Policy Debt.  If you designate one Variable Sub-Account and that Variable Sub-account becomes zero, then the proportional approach will be used for the balance of deductions.

Basis of Computation
The Cost of Insurance Rates are guaranteed to be no greater than those calculated as described in the  Table of Guaranteed Maximum Cost of Insurance Rates in Section 2. We have filed a detailed statement of Our methods for computing Cash Values with the insurance department in the jurisdiction where this Policy is delivered. These values are equal to or exceed the minimum required by law.

Insufficient Value
If the Account Value less Policy Debt is equal to or less than zero on a Processing Date before the Attained Age of the Insured is 100, then this Policy will terminate for no value subject to the Grace Period provision.

If the Insured is alive on the Monthly Anniversary Day on which the Attained Age of the Insured is 100 and if this Policy is in force on that date, then this Policy will continue in force until the death of the Insured regardless of the amount of Account Value. The Death Benefit after that date will continue to be based on the Death Benefit and Death Benefit Option provision in Section 8. As of that date, any Policy Debt will continue and interest on Policy loans will continue to be charged.  The Account Value will remain invested in the Sub-accounts chosen at that time.

Grace Period
If, on a Valuation Date, this Policy will terminate by reason of insufficient value, We will allow a grace period. This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to keep this Policy in force. The Premium We request is equal to the past due charges plus an amount that We estimate will keep this Policy in force for two Policy Months following the date We receive the Premium payment. Notice of this amount will be mailed to Your last known address and the last known address of any assignee of record within 30 days after the Valuation Date on which We determine this Policy will terminate for insufficient value. We will assume that Your last known address is the address shown on the Application (or notice of Assignment), unless We receive notice of a change in address in a form satisfactory to Us. If the Premium due is not paid within 61 days after the beginning of the grace period, then this Policy and all rights to benefits will terminate without value at the end of the 61 day period. This Policy will continue to remain in force during the grace period.

If the Policy Proceeds become payable during the grace period, then any overdue Monthly Cost of Insurance, Monthly Mortality and Expense Risk Charge, and Monthly Expense Charge will be deducted from the amount We pay.

10.  POLICY BENEFITS

Benefits at Death
The Policy Proceeds will be paid in one lump sum payment as they become due upon the death of the Insured, in accordance with Section 8.  We will make payment when We receive Due Proof of that death.  Payment will include interest on the Policy Proceeds from the date of death until the date of payment. The interest rate applicable is the rate paid by the Company on proceeds left on deposit.

Cash Surrender Value
We will provide You with a statement of the Cash Surrender Value within 20 business days from receipt of Your written request. You may surrender this Policy for its Cash Surrender Value at any time.  The Cash Surrender Value is the Account Value decreased by any surrender charges and by the balance of any Policy Debt.  We will determine the Cash Surrender Value at the end of the first Valuation Date after We receive Your written request for surrender.

Surrender Charges
If this Policy is surrendered for its Cash Surrender Value, a surrender charge will be applied to the initial Specified Face Amount and to each increase in the Specified Face Amount, except that a surrender charge will not be applied to an increase in the Specified Face Amount resulting from a change in the death benefit option.  The surrender charge will be calculated separately for the initial Specified Face Amount and each increase in the Specified Face Amount.  The surrender charges for the initial Specified Face Amount and each increase in the Specified Face Amount are shown in the current Section 1.

Surrender Charge on Decrease in Specified Face Amount
A surrender charge will be deducted from the Account Value for each decrease in the Specified Face Amount, except for a decrease in the Specified Face Amount resulting from a change of death benefit option or from a Partial Withdrawal.  A surrender charge will be determined for the initial Specified Face Amount and for each increase in the Specified Face Amount.  These surrender charges will be applied in the following order:

1.  first, to the most recent increase;
2.  second, to the next most recent increases, in chronological order; and
3.  finally, to the initial Specified Face Amount.

The amounts of the surrender charges applied will be equal to the surrender charges applicable for the Policy Year in which the decrease is made multiplied by (a) over (b), where: (a) is the decrease in the initial Specified Face Amount or any subsequent increase in the Specified Face Amount; and (b) is the initial Specified Face Amount or any subsequent increase in the Specified Face Amount immediately prior to the decrease.  Future surrender charges for the initial Specified Face Amount and any increase in the Specified Face Amount will be reduced by the surrender charges applied because of the decrease in the initial Specified Face Amount or any subsequent increases in the Specified Face Amount. We will send You a current table of revised surrender charges reflecting the decrease in the initial
Specified Face Amount or any subsequent increases in the Specified Face Amount.

The surrender charge will be deducted from the Account Value.  You may allocate the surrender charge applied among the Sub-Accounts pursuant to a request to Our Service Office.  If You do not specify the allocation, then the surrender charge will be allocated among the Sub-Accounts in proportion to the amounts in the Sub-Accounts in excess of the Policy Debt.

Partial Withdrawal
You may make a Partial Withdrawal of the Cash Surrender Value of this Policy once each Policy Year after the first Policy Year by written request to Us.  The amount of any Partial Withdrawal must be at least $500.

During Policy Years two through ten, the maximum amount of each Partial Withdrawal is 20% of the Cash Surrender Value at the end of the first Valuation Date after We receive Your request. After the tenth Policy Year, the maximum amount of any Partial Withdrawal is the Cash Surrender Value.

If this Policy's death benefit option is option A, the Total Face Amount will be decreased by the amount of the Partial Withdrawal.  The decrease in Total Face Amount will be applied in the following order:

1.	first, to the initial Supplemental Insurance Amount;
2.	second, to the oldest increases in Supplemental Insurance Amount, in chronological order;
3.	third, to the most recent increase in Supplemental Insurance Amount;
4.	fourth, to the initial Specified Face Amount, up to the minimum Specified Face Amount shown in Section 1;
5.	fifth, to the oldest increases in Specified Face Amount, in chronological order; and
6.	finally, to the most recent increase in Specified Face Amount.

The Specified Face Amount remaining in force after the Partial Withdrawal must be no lower than the Minimum Total Face Amount shown in Section 1. We will effect a Partial Withdrawal at the end of the first Valuation Date after We receive Your written request for withdrawal.

Allocation of Partial Withdrawal
You may allocate the Partial Withdrawal among the Sub-Accounts.  If You do not specify the allocation, then the Partial Withdrawal will be allocated among the Sub-Accounts in proportion to the amounts in the Sub-Accounts in excess of the Policy Debt.

Policy Loan
You may request a Policy loan of up to 90% of this Policy’s Cash Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made.  You may allocate the Policy loan among the Sub-Accounts.  If You do not specify the allocation, then the Policy loan will be allocated among the Sub-Accounts in proportion to the amounts in the Variable Sub-Accounts and the Fixed Account in excess of the Policy Debt.  Loan amounts allocated to the Variable Sub-Accounts will be transferred to the Fixed Account and will earn interest at the rate in effect for the Fixed Account.

Interest on the Policy Debt will accrue daily at the Policy loan interest rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Policy Anniversary.  Any unpaid interest will be added to the principal amount of the Policy loan.  When the Policy Debt exceeds the Cash Value, this Policy will terminate without value, in accordance with the Insufficient Value and Grace Period provisions of Section 9.

All funds We receive from You will be credited to this Policy as Premium unless We have received written notice, in a form satisfactory to Us, that the funds are for loan repayment.  Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans.  We will accept repayment of any Policy loan at any time.

Deferral of Payment
We will usually pay any amount due within seven days after the Valuation Date following Our receipt of written notice in a form satisfactory to Us giving rise to such payment or, in the case of death of the Insured, Due Proof of such death.  Payment of any amount payable from the Variable Account on death, surrender, Partial Withdrawal, or Policy loan may be postponed whenever:

1.	the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted; or

2.
an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

In the event of the Insured’s death, interest on death proceeds, at the same rate We pay on proceeds left on deposit with Us, will begin to accrue from the date of death.

We reserve the right to defer payment of any portion of the Cash Surrender Value, Policy loan, or Partial Withdrawal payable from the Fixed Account for a period not exceeding six months from the date We receive Your request.

We will not postpone or defer any payment that is to be used to pay premiums. If payment of any portion of the Cash Surrender Value or Policy Loan is deferred for more than ten business days, interest will accrue interest at the rate paid by the Company on proceeds left on deposit.

Termination
This Policy terminates on the earlier of the date We receive Your request to surrender it for the Cash Surrender Value, the expiration date of the grace period without Our receipt of Premium due, or the date of death of the Insured.

Reinstatement
Prior to the death of the Insured, this Policy may be reinstated provided this Policy has not been surrendered for the Cash Surrender Value, and provided that:

1.	You make Your reinstatement request within three years from this Policy’s termination date;
2.	You submit satisfactory evidence of the Insured's insurability to Us; and
3.	You pay an amount sufficient to put this Policy in force.

An amount sufficient to put this Policy in force is not less than:

1.      the Monthly Deductions which were overdue at the end of the grace period; plus
2.      any excess of the Policy Debt over the Account Value at the end of the grace period; plus
3.      three times the Monthly Cost of Insurance deductions applicable at the date of reinstatement; plus
4.      three times the Monthly Expense Charge.

The Total Face Amount of the reinstated Policy cannot exceed the Total Face Amount at the time of termination.  The Account Value on this Policy’s reinstatement date will reflect:

1. the Account Value at the time of termination; plus
2. the Net Premium attributable to Premiums paid to reinstate this Policy; less
3. the Monthly Deductions which were overdue at the end of the grace period; less
4. any excess of the Policy Debt over the Cash Value at the end of the grace period; less
5. the Monthly Expense Charge; less
6. the Monthly Mortality and Expense Risk Charge; less
7. the Monthly Cost of Insurance deduction applicable on the date of reinstatement.

The effective date of reinstatement will be the Monthly Anniversary Date that falls on or next follows the date We approve Your request.

Any Policy Debt at the time of termination must be repaid upon the reinstatement of this Policy or carried over to the reinstated Policy.

If this Policy was subject to surrender charges when it lapsed, the reinstated Policy will be subject to surrender charges as if this Policy had not terminated.

VUL-2009 NY                                                                                                                                 Page

Service Office:
[One Sun Life Executive Park
Wellesley Hills, MA  02481
877-750-8683]

Home Office:
[60 East 42nd Street
Suite 1115
New York, NY 10165]

SUN LIFE INSURANCE AND ANNUITY COMPANY
OF NEW YORK

[Sun Protector VUL], a Flexible Premium Variable Universal Life Insurance Policy

To the extent any benefit, payment, or value under this Policy (including the Account Value and the death benefit) is based on the investment experience of the Variable Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Variable Account and is not guaranteed as to fixed dollar amount.

Upon receipt of Due Proof, the Policy Proceeds are payable at the death of the Insured and while this Policy is in force.  See Section 8.

This Policy does not participate in dividends.

Flexible premiums are payable to the Insured’s Age 121 and while this Policy is in force.  See Section 7.

VUL-2009 NY                                                                                                                                 Page